Exhibit 99.1

Zedge Increases Quarterly Cash Dividend by 25%

Strong Free Cash Flow Generation and Balance Sheet, and Confidence in the Company’s Prospects Support 25% Increase to $0.02 Per Share

New York, NY/ ACCESS Newswire / March 25, 2026 / Zedge, Inc. (NYSE AMERICAN: ZDGE), $ZDGE, a leader in digital marketplaces and interactive games that provide content, enable creativity, empower self-expression and facilitate community, today announced that its Board of Directors has approved a 25% increase to its quarterly cash dividend, from $0.016 to $0.02 per share, reflecting the Company’s confidence in its business prospects and ongoing free cash flow generation.

Jonathan Reich, Zedge’s CEO, commented:

“In our second quarter results, we reported record revenue, ARPMAU, active subscriptions and Zedge Premium GTV. Free cash flow increased 31% year over year, and our balance sheet remains debt-free with $19.1 million in cash. It is against this backdrop that we are raising our quarterly dividend by 25% to $0.02 per share, funded by our free cash flow. We initiated a quarterly dividend just five months ago, and the broad-based record performance we have seen since then gives us the confidence to implement this increase. As we have said from the start, this does not come at the expense of our ability to invest in innovation and growth or repurchase shares when market conditions warrant. Our financial position allows us to do all of these concurrently.”

Dividend Details:

●	Quarterly Dividend Amount: $0.02 per share of class B common stock, representing an annualized dividend of $0.08 per share;

●	Prior Quarterly Dividend Amount: $0.016 per share;

●	Record Date: April 6, 2026;

●	Payment Date: April 15, 2026.

About Zedge

Zedge empowers tens of millions of consumers and creators each month with its suite of interconnected platforms that enable creativity, self-expression and e-commerce and foster community through fun competitions. Zedge’s ecosystem of product offerings includes the Zedge Marketplace, a freemium marketplace offering mobile phone wallpapers, video wallpapers, ringtones, notification sounds, and pAInt, a generative AI image and audio maker; GuruShots, “The World’s Greatest Photography Game,” a skill-based photo challenge game; and Emojipedia, the #1 trusted source for ‘all things emoji.’ For more information, visit https://www.investor.zedge.net/.

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Forward-Looking Statements

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks and should be consulted along with this release. To the extent permitted under applicable law, we assume no obligation to update any forward-looking statements.

Contact:

Brian Siegel, IRC, MBA

Senior Managing Director

Hayden IR

(346) 396-8696

brian@haydenir.com